UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*



                         SR Telecom Inc. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

      Shares of common stock, no par value, of the Issuer ("Common Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78464P208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 4, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78464P208                   13G                     Page 2 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Carlos Slim Helu

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 3 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Carlos Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 4 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Marco Antonio Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 5 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Patrick Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 6 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Maria Soumaya Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 7 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Vanessa Paola Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 8 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Johanna Monique Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                     Page 9 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Carso Global Telecom, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464P208                   13G                    Page 10 of 25 Pages

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Global Telecom LLC

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                            5   SOLE VOTING POWER

         NUMBER OF
          SHARES            6   SHARED VOTING POWER
       BENEFICIALLY             1,035,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                1,035,000 Common Shares (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,000 Common Shares (see Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.9% (see Item 4(b))

  12   TYPE OF REPORTING PERSON*
       HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)   Name of Issuer: SR Telecom Inc. (the "Issuer")

     (b)   Address of Issuer's Principal Executive Offices:
           8150 Trans Canada Highway
           St. Laurent, Quebec
           H4S 1M5

Item 2.

     (a)   Name of Persons Filing:

           This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

           (1)

           Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") directly and indirectly own a majority of the outstanding voting equity securities of Carso Global Telecom, S.A. de C.V. ("CGT").

           (2)

           CGT, a sociedad anonima de capital variable organized under the laws of the United Mexican States, is a holding company with interests in and other telecommunications and media companies, and is the sole member of Global Telecom LLC ("Global Telecom").

           (3)

           Global Telecom, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)   Address of Principal Business Office:

           (i) The principal business address for each member of the Slim Family is:

           Paseo de las Palmas 736
           Colonia Lomas de Chapultepec, 11000
           Mexico, D.F., Mexico

           (ii) CGT's principal business address is:

           Avenida Insurgentes Sur
           3500 P.B. Col. Pena Pobre Tlalpan, 14060
           Mexico, D.F., Mexico

           (iii) Global Telecom's principal business address is:

           1330 Post Oak Blvd.
           Suite 2140
           Houston, TX  77056

     (c)   Citizenship:

           Each member of the Slim Family is a Mexican citizen. CGT is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Global Telecom is a Delaware limited liability company.

     (d)   Title of Class of Securities:

           Shares of common stock, no par value, of the Issuer ("Common
           Shares").

     (e)   CUSIP Number:

           78464P208

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a(n):

     (a) [ ]  Broker or dealer registered under Section 15 of the Act;

     (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

     (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ]  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

     (a)   Amount Beneficially Owned:

           As of the date of this filing, (i) Global Telecom directly owns 1,035,000 Common Shares, (ii) CGT, as the sole member of Global Telecom, may be deemed to beneficially own indirectly the Common Shares owned directly by Global Telecom, and (iii) the Slim Family, which directly and indirectly owns a majority of the outstanding voting equity securities of CGT, may be deemed to beneficially own indirectly the Common Shares that may be deemed beneficially owned indirectly by CGT and directly owned by Global Telecom.

     (b)   Percent of Class:

           The Common Shares beneficially owned by the Reporting Persons constitute approximately 9.9% of the issued and outstanding Common Shares.

     (c)   Number of shares as to which such person has:

               (i)   Sole powerto vote or to direct the vote:
               (ii)  Shared power to vote or to direct the vote:
                     1,035,000 Common Shares
               (iii) Sole power to dispose or to direct the disposition of:
               (iv)  Shared power to dispose or direct the disposition of:
                     1,035,000 Common Shares

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as
           of the date hereof the reporting person has ceased to be        [  ]
           the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         -------------------------------------

         Carlos Slim Domit                        By: /s/ Eduardo Valdes Acra
                                                      -----------------------
         -------------------------------------        Eduardo Valdes Acra
                                                      Attorney-in-Fact
         Marco Antonio Slim Domit                     November 14, 2003

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.


         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact


         GLOBAL TELECOM LLC


         -------------------------------------
         By: James M. Nakfoor
         Title: Manager

                                    Exhibit 1

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) his beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) his beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of his beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Carlos Slim Helu
                                             ------------------------
                                             Carlos Slim Helu

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) his beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) his beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of his beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Carlos Slim Domit
                                             ------------------------
                                             Carlos Slim Domit

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) his beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) his beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of his beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Marco Antonio Slim Domit
                                             ----------------------------
                                             Marco Antonio Slim Domit

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) his beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) his beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of his beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Patrick Slim Domit
                                             ------------------------
                                             Patrick Slim Domit

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) her beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) her beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of her beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Maria Soumaya Slim Domit
                                             ----------------------------
                                             Maria Soumaya Slim Domit

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) her beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) her beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of her beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Vanessa Paola Slim Domit
                                             ----------------------------
                                             Vanessa Paola Slim Domit

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

         (i) her beneficial ownership (direct or indirect) of any securities of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Carso Global Telecom, S.A. de C.V., America Telecom, S. A. de C.V., U.S. Commercial Corp., S.A. de C.V. or America Movil, S.A. de C.V., each a sociedad anonima de capital variable organized under the laws of the United Mexican States (collectively, the "Companies"),

         (ii) her beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of her beneficial ownership of securities of the Companies, and

         (iii) any securities beneficially owned by the undersigned other than through any of the Companies, which securities are required by applicable law to be aggregated in any Filing in which any of the Companies is a reporting person, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                             /s/ Johanna Monique Slim Domit
                                             ------------------------------
                                             Johanna Monique Slim Domit

                                POWER OF ATTORNEY


         I, a holder of shares of common stock, no par value (the "Securities"), of SR Telecom Inc., a corporation organized under the Canada Business Corporations Act, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2006.

                                             CARSO GLOBAL TELECOM, S.A. DE C.V.


                                             /s/ Armando Ibanez Vazquez
November 14, 2003                            ----------------------------
                                             By: Armando Ibanez Vazquez
                                             Title: Attorney-in-Fact

                                POWER OF ATTORNEY


         I, a holder of shares of common stock, no par value (the "Securities"), of SR Telecom Inc., a corporation organized under the Canada Business Corporations Act, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2006.

                                             GLOBAL TELECOM LLC


                                             /s/ James M. Nakfoor
November 14, 2003                            ----------------------------
                                             By: James M. Nakfoor
                                             Title: Manager

                                    Exhibit 2


                             JOINT FILING AGREEMENT


         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 14th day of November 2003, by and among Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Carso Global Telecom, S.A. de C.V. and Global Telecom LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of SR Telecom Inc., a corporation organized under the Canada Business Corporations Act, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


         Carlos Slim Helu

         ----------------------------------

         Carlos Slim Domit                       By: /s/ Eduardo Valdes Acra
                                                     ------------------------
         ----------------------------------          Eduardo Valdes Acra
                                                     Attorney-in-Fact
         Marco Antonio Slim Domit                    November 14, 2003

         ----------------------------------

         Patrick Slim Domit

         ----------------------------------

         Maria Soumaya Slim Domit

         ----------------------------------

         Vanessa Paola Slim Domit

         ----------------------------------

         Johanna Monique Slim Domit

         ----------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.


         ----------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact


         GLOBAL TELECOM LLC


         ----------------------------------
         By: James M. Nakfoor
         Title: Manager